Exhibit 10.3

MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT (this “Agreement”) is entered into as of this 21st day of July 2006, by and among Rexnord Corporation, a Delaware corporation (the “Company”), George M.  Sherman (“GMS”), Cypress Group, LLC, a Maryland limited liability company (“Cypress”), and Cypress Industrial Holdings, LLC, a Maryland limited liability company (“Cypress Industrial”), effective as of and subject to the Closing (within the meaning of the Merger Agreement, as defined below) (the date of such Closing, the “Effective Date”)

RECITALS

A.            The Company desires to engage Cypress to assist the Company on the terms and conditions set forth herein.

B.            The Company believes that it is in its best interest to engage Cypress on the terms and conditions set forth herein and for Cypress to arrange for GMS to provide the services contemplated by this Agreement.

C.            The Company desires that GMS be the individual responsible for performing the duties on behalf of Cypress set forth in this Agreement.

D.            The Company, Cypress, Cypress Industrial and GMS wish to enter into this new consulting agreement and supersede the existing management consulting agreement by and among the Company, GMS, Cypress, and Cypress Industrial, effective as of November 25, 2002 (the “Prior Agreement”).  The parties agree that the Prior Agreement and any other prior consulting agreements between the Company and any of its subsidiaries or parent entities, on the one hand, and GMS, Cypress, or Cypress Industrial, on the other hand, shall be terminated and of no further force or effect as of the Effective Date, except for the consulting agreements being entered into and effective as of the Closing.

E.             RBS Global, Inc., a Delaware corporation and parent company of the Company, Chase Acquisition I, Inc., Chase Merger Sub, Inc. (“Merger Sub”), and TC Group, L.L.C. entered into an Agreement and Plan of Merger dated as of May 24, 2006 (the “Merger Agreement”) pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) and continue its existence as a wholly-owned subsidiary of Rexnord Holdings, Inc (“Parent,” and, together with its subsidiaries, “Rexnord”).

F.             Cypress’, GMS’ and Cypress Industrial’s agreement to enter into this Agreement and to be bound by the terms hereof was a material factor in the decision of Chase Acquisition I, Inc. to enter into the Merger Agreement and constitutes partial consideration for the payments and commitments made or to be made by Chase Acquisition I, Inc. and its affiliates in connection therewith.

G.            Cypress desires to be engaged, and GMS desires Cypress to be engaged, by the Company in the capacities and on the terms and conditions described herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Scope of Engagement.  The Company agrees to engage Cypress, and Cypress hereby accepts such engagement, on the terms and conditions set forth herein effective as of the Effective Date, until this Agreement is terminated in accordance with Section 4.  GMS and Cypress agree that, unless otherwise agreed in writing by the Company, GMS shall provide all consulting services to be performed under this Agreement by Cypress (including the duties set forth in Section 2).  GMS understands that the Company will classify Cypress and GMS as independent contractors for all purposes.  Payments due to Cypress hereunder shall not be subject to withholding except as required by law.

2.             Duties.

a.             During the term of this Agreement, GMS agrees to serve as a director in the capacity of Non-Executive Chairman of the Board of Directors of the Company and the Board of Directors of Rexnord Holdings, Inc. (the “Boards”), a Delaware corporation (“Parent”).

b.             GMS and Cypress acknowledge and agree that GMS and Cypress have a duty to act in the best interests of Rexnord.  GMS and Cypress acknowledge and agree not to knowingly commit any act that would injure the business, interests or reputation of Rexnord or, to the best of GMS’ and Cypress’ knowledge, any of Rexnord’s subsidiaries or affiliates.

c.             During the term of this Agreement, GMS shall (i) devote at least two days on average per month advising Rexnord with respect to management strategy; and (ii) attend at least four meetings of each Board per year.

d.             On the Effective Date, GMS shall, or shall cause Cypress Industrial Holdings, LLC to, invest in Parent the investment amount described in Cypress’, GMS’ and Cypress Industrial’s binding term sheet with Chase Acquisition I, Inc. dated as of May 24, 2006 (the “Binding Term Sheet”), and set forth on the Confidential Annex hereto, which amount shall be invested in part by contribution of shares of common stock of RBS Global, Inc. and in part by the rollover of vested options to purchase shares of common stock of RBS Global, Inc. into vested options to purchase shares of common stock of Parent, as contemplated by the Binding Term Sheet.  Such contributions shall be evidenced by a subscription agreement and a stock option assumption agreement that shall be executed prior to or on the Effective Date.

3.             Compensation.  As compensation for GMS’ services, GMS or Cypress (as applicable) shall receive the following amounts:

a.             Subject to Section 5, the Company shall pay Cypress a base consulting fee at a rate of $250,000 per year (“Base Consulting Fee”) on a monthly basis for causing GMS to perform the duties set forth in Section 2.

b.             The Company shall reimburse Cypress for all reasonable out-of-pocket expenses incurred by GMS during the term of this Agreement for travel, lodging, entertainment,

and other reasonable out-of-pocket business expenses incurred in connection with performing the services hereunder.  For purposes of clarity, such expenses shall not include amounts paid for maintenance of an office (including a home office) or secretarial support.

c.             On the Effective Date, GMS shall be granted non-qualified stock options to purchase 576,765 shares of common stock (the “Common Stock”) of Parent, at a price of $47.50 per share.  Such options shall be governed by the terms of the Non-Qualified Stock Option Agreement, a copy of which is attached hereto as Exhibit A.

4.             Termination.  This Agreement shall be terminable as follows:

a.             automatically upon the death of GMS;

b.             by either the Company, GMS or Cypress for any reason with 15 days’ prior written notice to the other party;

c.             by the Company for “Cause.”  The Company shall have “Cause” to terminate this Agreement upon:

(i)                                     failure by GMS to carry out, or comply with, in any material respect, any lawful and reasonable directive of a Board consistent with the terms of this Agreement that, if capable of being cured, is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii)                                  GMS’ conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(iii)                               GMS’ unlawful use (including being under the influence) or possession of illegal drugs;

(iv)                              GMS’ commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Rexnord;

(v)                                 GMS’, Cypress’ or Cypress Industrial’s material breach of this Agreement or that certain Stockholders Agreement entered into among Parent, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC, GMS and Cypress Industrial (the “Cypress Stockholders Agreement”), pursuant to the terms thereof and such breach continues unremedied for 30 days after receipt by GMS of written notice; or

d.             by GMS, Cypress or Cypress Industrial for “Good Reason.”  GMS, Cypress or Cypress Industrial shall have Good Reason to terminate this Agreement upon:

(i)                                     failure by the Company to continue GMS as non-executive Chairman of the Board of Directors of the Company or the Board

                                                of Directors of Parent (or if Parent does not own, directly or indirectly a majority of the capital stock of the Company, the Board of Directors of any entity that does);

(ii)                                  material diminution in GMS’ responsibilities, duties or authority with the Company and such diminution continues unremedied for 30 days after receipt of written notice thereof;

(iii)                               the Company’s breach of this Agreement and such breach continues unremedied for a period of 30 days after the Company receives written notice of such breach; or

(iv)                              the Company’s material breach of the Cypress Stockholders Agreement and such breach continues unremedied for 30 days after receipt of written notice of such breach.

5.             Effect of Termination.  The sole liability of the Company and its affiliates under this Agreement upon termination of this Agreement shall be (a) to reimburse Cypress pursuant to Section 3b for reasonable expenses incurred by Cypress or GMS during the term of this Agreement; (b) to pay any earned Base Consulting Fee not theretofore paid pursuant to Section 3a (appropriately pro-rated to the date of termination); and (c) to comply with any other obligations under this Agreement which expressly survive termination of Cypress’ engagement, including, without limitation, the indemnification obligations set forth in Section 9 hereof.

6.             Nondisclosure of Proprietary Information.

a.             Except as required in the faithful performance of Cypress’ or GMS’ duties hereunder or pursuant to Section 6c below or as expressly authorized by the Company in writing, GMS, Cypress and Cypress Industrial shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for its or his benefit or the benefit of any person, firm, corporation or other entity any confidential and proprietary information or trade secrets of Rexnord, including, without limitation, information that is confidential and proprietary with respect to Rexnord’s business operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential and proprietary information or trade secrets.  The parties hereby stipulate and agree that between them the foregoing information is important and material and affects the successful conduct of the businesses of Rexnord (and any successors or assignees of Rexnord).  Information that (i) is generally known by the public, other than as a result of GMS’, Cypress’ or Cypress Industrial’s acts or failure to act; (ii) is obtained by GMS, Cypress or Cypress Industrial from third persons not known to GMS, Cypress or Cypress Industrial to be under an agreement to maintain the confidentiality of the information received; or (iii) GMS, Cypress or Cypress Industrial is legally required to disclose, is not subject to the restrictions of this Section 6a.

b.             Upon termination of this Agreement for any reason, GMS, Cypress and Cypress Industrial will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of Rexnord.

c.             GMS, Cypress, or Cypress Industrial may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist the Company and such counsel at the Company’s expense in lawfully resisting or otherwise responding to such process.

7.             No Competition; No Disparagement.

a.             Except as otherwise permitted herein, during the term of Cypress’ and GMS’ engagement hereunder and until the conclusion of the 24-month period following the cessation of Cypress’ and GMS’ services to Rexnord hereunder, none of GMS, Cypress or Cypress Industrial shall:

(i)                                     without the prior written consent of the Company, which consent may be granted or withheld by the Company in its sole discretion, directly or indirectly engage in, consult, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any material business of Rexnord anywhere in the world (as conducted during the term of this engagement); provided, however, that (A) GMS, Cypress, and Cypress Industrial shall be permitted to acquire stock or membership interests in such an entity provided the entity is publicly traded and the acquired interest is not more than five percent (5%) of the outstanding shares or membership interests of the entity; and (B) GMS, Cypress, and Cypress Industrial shall be permitted to hold stock or membership interests in companies and businesses in which GMS, Cypress, Cypress Industrial or other entities affiliated with GMS hold stock or membership interests immediately prior to the Effective Date (including, without limitation, stock in Colfax, Inc. and related entities), or invested prior to the Effective Date; or

(ii)                                  hire, solicit or accept, if offered, with or without solicitation, on GMS’, Cypress’, or Cypress Industrial’s behalf or on behalf of any other person, the services of any person who is (or was at any time in the preceding six months) an employee of Rexnord, nor solicit any of Rexnord’s employees to terminate employment with Rexnord (it being understood that the foregoing shall not apply to employees solicited or hired without GMS’ knowledge and shall not preclude Cypress, Cypress Industrial or other companies or businesses associated with GMS from soliciting employees generally though newspaper or other mass media advertising); or

(iii)                               induce or attempt to induce any customer, supplier, licensee or other business relation of Rexnord to cease doing business with Rexnord, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Rexnord, on the other hand.

b.             During the term of GMS’ engagement and thereafter, none of GMS, Cypress or Cypress Industrial shall, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of or damaging to Rexnord, any of its products or practices, or any of its officers, directors, employees, representatives or stockholders.  During the term of GMS’ engagement hereunder and thereafter, neither Rexnord nor any officers of Rexnord shall, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of or damaging to GMS, Cypress or Cypress Industrial.  The foregoing shall not be violated by truthful responses required by law or legal process.

c.             In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable because the provision extends for too great a period of time, over too great a geographical area, or for any other reason, the provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.             Injunctive Relief, Survival

a.             GMS, Cypress and Cypress Industrial recognize and acknowledge that a breach of the covenants contained in Section 6 and Section 7 will cause irreparable damage to Rexnord and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any breach will be inadequate.  Accordingly, GMS, Cypress and Cypress Industrial agree that in the event of a breach of any of the covenants contained in Section 6 and Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.  Parent and the Company recognize and acknowledge that a breach of the covenants in Section 7b will cause irreparable damage to GMS, Cypress and Cypress Industrial and the goodwill of Cypress and Cypress Industrial, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any breach will be inadequate.  Accordingly, Parent and the Company agree that in the event of a breach of the covenants contained in Section 7b, in addition to any other remedy which may be available at law or in equity, GMS, Cypress and Cypress Industrial will be entitled to specific performance and injunctive relief.

b.             The rights and obligations of the parties arising under Section 6 and Section 7 of this Agreement shall survive, and will not be impaired by, the expiration of GMS’ engagement by the Company.

9.             Indemnification.  The Company agrees that during the term of this Agreement and following the time GMS’ and Cypress’ relationship with the Company is terminated, GMS, Cypress and Cypress Industrial shall be entitled to receive indemnification from time to time from the Company in accordance with the Company’s charter, bylaws and applicable law to the extent GMS, Cypress or Cypress Industrial (each such person, for purposes of this Section 9, an “Indemnitee” and collectively the “Indemnitees”) becomes subject to suits, claims, actions, causes of action, proceedings or investigations or would otherwise be entitled to or could seek indemnification thereunder in respect of matters which involve actions GMS or Cypress have taken or omitted to take prior to the termination date of their relationship with the Company as an employee, officer, director, consultant or agent of or to the Company.  The Company shall provide such indemnification to the fullest extent permitted by its charter, bylaws and applicable law.  Without limiting the generality of and in addition to the foregoing, to the fullest extent permitted by its charter, bylaws and applicable laws, the Company shall defend, indemnify and hold the Indemnitees harmless for, from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments, proceedings, investigations and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees and disbursements) (“Losses”), imposed on or incurred by the Indemnitees relating to GMS’ or Cypress’ relationship with the Company, including by reason of actions or omissions taken or made by GMS or Cypress during the term of this Agreement.  The Company will also advance reasonable fees and expenses to the Indemnitees to the maximum extent permitted by law to the extent the Indemnitees become subject to or involved in any suit, claim, action, cause of action, proceeding or investigation involving the Company, provided that each such person agrees and undertakes to reimburse the Company for all expenses paid by the Company to such Indemnitee pursuant hereto in the event and only to the extent that it shall be finally determined by a court of competent jurisdiction that Indemnitee is not entitled, under the provisions of the Company’s charter, bylaws, this Agreement, applicable law, or otherwise, to be indemnified by the Company for such expenses, or if Indemnitee receives reimbursement of such expenses from any other source.

Promptly after receipt by any Indemnitee of notice of the commencement of any action, suit, or proceeding, such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof.  The failure of such Indemnitee to notify the Company shall have no effect on the obligations of the Company hereunder except if, and only to the extent that, the Company suffers actual prejudice or material loss resulting from such failure.  The Company will be entitled to participate in any such action, suit or proceeding at its own expense.  Except as otherwise provided below, to the extent that it may wish, the Company shall be entitled to assume the defense thereof with counsel satisfactory to such Indemnitee.  After notice from the Company to such Indemnitee of its election to assume the defense thereof, the Company will not be liable to such Indemnitee under the Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof except as otherwise provided below.  The Indemnitees shall have the right to employ counsel in such action, suit, or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitees (and not subject to indemnification or reimbursement hereunder) unless (a) the employment of counsel by the Indemnitees has been authorized by the Company, (b) the Indemnitees shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitees in the conduct of the defense of such action, or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of one counsel acting on behalf of the Indemnitees shall be at the expense of the Company.  The Company shall not be entitled to assume the defense of any action, suit, or proceeding brought by or on behalf of the Company.  The Company shall not be liable to indemnify any Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent.  The Company shall not settle any such action or claim in any manner without such Indemnitee’s written consent.  Neither the Company nor any Indemnitee will unreasonably withhold its or his consent to any proposed settlement.  Notwithstanding anything to the contrary contained herein, the Company shall not indemnify any Indemnitee for any costs of defense incurred by, or any judgment rendered against, any Indemnitee as a result of any acts or omissions that constitute fraud, intentional misconduct, or gross negligence.

During the term of this Agreement and for a period of six (6) years following its termination, the Company shall maintain directors and officers liability insurance with the limits and retentions substantially similar to the insurance which is in effect as of immediately before the Effective Date and GMS shall be covered thereunder.

For purposes of this Section 9, the term “Company” shall include Parent, the Company, and each of their subsidiaries.

10.           Legal Fees.  The Company agrees that it shall reimburse GMS, Cypress or Cypress Industrial for reasonable legal fees and expenses GMS, Cypress or Cypress Industrial collectively incurred in connection with the negotiation and execution of this Agreement and the Cypress Stockholders Agreement, and the transactions contemplated hereby.

11.           Public Communications.  The Company agrees that Cypress and GMS shall have a right to approve in good faith the terms of any communications by the Company, other than communications not intended for the public generally, with respect to Cypress and GMS, including communications concerning the engagement and the termination of GMS’ and Cypress’ engagement with the Company.  Notwithstanding the foregoing, the Company may make any disclosure required by law, court order, or applicable exchange or regulatory body without the approval of GMS or Cypress and may respond truthfully to inquiries from journalists regarding the Company and the role of GMS or Cypress therein.

12.           Directors and Officers Liability Insurance.  The Company shall purchase directors and officers liability insurance coverage in the amount of $25 million from, and at all times maintain such coverage with, an insurer selected by the Company.

13.           Assignment.  None of GMS, Cypress or Cypress Industrial shall be entitled to assign this Agreement by operation of law or otherwise without the prior written consent of the Company, and the Company shall not be entitled to assign this Agreement to any party by operation of law or otherwise without the prior written consent of GMS and Cypress.  This Agreement shall be binding upon the Company, GMS, Cypress, Cypress Industrial and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable.  Cypress shall be entitled to assign its right to receive all or a portion of the Base Consulting Fee and to direct that all or a part of such payments be made payable to any other person, including GMS, in the manner contemplated by this Agreement.

14.           Complete Agreement.  This Agreement constitutes the complete agreement and understanding concerning the arrangement between the parties and supersedes all other agreements, understandings or commitments between the parties as to the arrangement, including, without limitation, (a) the portions of the Binding Term Sheet that address the terms of GMS’ and Cypress’ consulting arrangement with the Company, (b) the Prior Agreement, and (c) any other consulting agreement between the Company and Rexnord, on the one hand, and GMS, Cypress, or Cypress Industrial, on the other hand.

15.           Counterparts.  This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16.           Notice.  All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i)            if to the Company, to:
Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214
Attention:  Patty Whaley

with copies to:

Rexnord Holdings, Inc.
c/o Apollo Management, L.P.
10250 Constellation Blvd, Suite 2900
Los Angeles, CA 90067
Fax:  (310) 843-1933

Attention:  Larry Berg

and

Rexnord Corporation

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax:  (212) 515-3288

Attention:  Steven Martinez

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax:  (212) 326-2061
Attention:  John M. Scott, Esq.

(ii)           if to GMS, Cypress or Cypress Industrial, to:
c/o Cypress Group, LLC
___________________
___________________
Attention: George M.  Sherman

with a copy to:
King & Spalding LLP
1700 Pennsylvania Avenue, NW
Washington, DC  20006
Fax:  (202) 626-3737
Attention:  Glenn C. Campbell

17.           Waiver.  No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless the waiver shall have been duly executed in writing and acknowledged by the party to be charged with the waiver.  The failure of any party at any time to insist upon performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of any provision of this Agreement, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any subsequent breach.

18.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the state of New York without regard to the conflicts of laws provisions or principles thereof that would cause the application of the laws of any jurisdiction other than the state of New York.

19.           Amendment.  This Agreement may not be amended or modified at any time except by a written instrument executed by the Company, Cypress, Cypress Industrial and GMS.

20.           Construction.  This Agreement shall be deemed drafted equally by the parties.  The language contained in this Agreement shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

21.           Representations/Warranties.  GMS, Cypress and Cypress Industrial represent and warrant to Rexnord that (i) no legal impediment, and (ii) no arrangement or understanding between GMS, Cypress, Cypress Industrial or any of their affiliated entities, on the one hand, and TC Group, L.L.C. or any of its affiliated entitles or any other person or entity, on the other hand, precludes GMS, Cypress and Cypress Industrial from entering into this Agreement and rendering the services contemplated hereby.

22.           Arbitration; Waiver of Jury Trial.  Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement shall be finally determined and settled by arbitration in New York, New York in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party.  In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 22, each party shall pay its own attorney’s fees and expenses regardless of whether in the opinion of the court or arbitrator deciding such action there is a prevailing party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

23.           Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the provision shall be fully severable; this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar as possible in terms that are legal, valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:
REXNORD CORPORATION

	By:	/s/ Thomas J. Jansen
	Name:	Thomas J. Jansen
	Title:	Executive Vice President and Chief Financial Officer

GMS:
GEORGE M. SHERMAN

/s/ George M. Sherman
	Name:	George M. Sherman

CYPRESS:
CYPRESS GROUP, LLC

	By:	/s/ George M. Sherman
	Name:	George M. Sherman
	Title:	Managing Member

CYPRESS INDUSTRIAL:
CYPRESS INDUSTRIAL HOLDINGS, LLC

	By:	/s/ George M. Sherman
	Name:	George M. Sherman
	Title:	Managing Member